Exhibit 99.2

Risks Relating to Our Industry

If we cannot compete effectively in the apparel industry our business and financial condition may be adversely affected.

The retail apparel industry is highly competitive. We compete with a variety of retailers, including national department store chains, national and international specialty apparel chains, outdoor specialty stores, apparel catalog businesses, sportswear marketers and online apparel businesses that sell similar lines of merchandise. Our outlet stores compete with the outlet stores of other specialty retailers as well as with other value-oriented apparel chains and national department store chains.

Competition in the retail apparel industry is primarily based on:

•	brand recognition;

•	the selection, availability, quality and fit of products;

•	the ability to anticipate and react to changing customer demands and fashion trends in a timely manner;

•	price;

•	effectiveness of marketing and advertising; and

•	effectiveness of customer service.

Our competitors may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than we can. If we are unable to overcome these potential competitive disadvantages or effectively place our products relative to our competition, our business and results of operations will suffer.

Adverse changes in the economy may adversely affect consumer spending, which could negatively impact our business.

The specialty retail apparel industry is heavily dependent on discretionary consumer spending patterns. Our business is sensitive to numerous factors that affect discretionary consumer income, including adverse general economic conditions, changes in employment trends and levels of unemployment, increases in interest rates, weather, acts of war, terrorist or political events, a significant rise in energy prices or other events or actions that may lead to a decrease in consumer confidence or a reduction in discretionary income. In addition, increased fuel costs may discourage customers from driving to our retail and outlet locations, reducing store traffic and possibly sales. Declines in consumer spending on apparel and accessories, especially for extended periods, could have a material adverse effect on our business, financial condition and results of operations.

Results of operations could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

Much of the clothing sold in the United States and Canada is manufactured outside the United States and Canada. Trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions against apparel items, as well as U.S., Canadian or foreign labor strikes, work stoppages or boycotts could increase the cost or reduce the supply of apparel available to us or may require us to modify our current business practices, any of which could hurt our business, financial condition and results of operations. Under the World Trade Organization Agreement, effective January 1, 2005, the United States and other WTO member countries removed quotas on goods from WTO members, which resulted in an import surge from China. In response, the United States in May 2005 imposed safeguard quotas on seven categories of goods and apparel imported from China, and may impose additional quotas. In fiscal 2006, our largest country of import was China with 31% of total imports, of which 12% were from Hong Kong. The extent of this impact, if any, and the possible effect on our sourcing patterns and costs, cannot be determined at this time. We also cannot predict whether any of the countries in which our merchandise is currently manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the U.S., Canadian and foreign governments, nor can we predict the likelihood, type or effect of any such restrictions.

Competitors in the retail apparel industry have been experiencing a trend towards lower prices, which has affected and may continue to affect our results of operations.

Many retailers in the apparel industry, including Eddie Bauer, who are positioned between the high-end luxury segment and the low-end discount segment have been under increasing pressure to reduce prices of their products as a result of increased competition, the increased outsourcing of product manufacturing to countries with lower labor costs, trade liberalization, consolidation among retailers and lower barriers to entry for manufacturers and retailers. This trend is of extra significance to us since, as part of our strategy to revitalize our brand as a premium quality brand, we have added some higher priced items to our product offering. If we are unable to resist the trend towards lower prices, or are unable to sell our higher-priced products, our business, financial condition and results of operations could suffer materially.

The retail apparel business is seasonal in nature, and any decrease in our sales or margins during these periods could have a material adverse effect on our company.

The retail apparel industry is highly seasonal. We generate our highest levels of sales during the fourth quarter, particularly during the November through December Holiday periods, and we typically experience higher sales of men’s products and accessories in June for Father’s Day. Our profitability depends, to a significant degree, on the sales generated during these peak periods. Any decrease in sales or margins during these periods, whether as a result of economic conditions, poor weather or other factors, could have a material adverse effect on our company.

The apparel industry is characterized by rapidly changing customer demands and our failure to anticipate and respond to changing customer style preferences in a timely manner will adversely affect our business and financial condition.

The apparel industry is characterized by rapidly changing customer preferences and quickly emerging and dissipating trends. If we continue to fail to effectively gauge the direction of customer preferences and anticipate trends, our product offerings may be met with poor customer reception and require substantial discounts to sell. We typically place orders with our vendors approximately six months prior to the initial sale date. Due to this lead time, we have a very limited ability to respond to changes in customer preferences between our order date and initial sale date. If we are unable to successfully identify changes in customer preferences and anticipate customer demand from season to season, or if customer preferences shift away from our line of product offerings, we could continue to experience lower sales, excess inventories, higher mark-downs and decreased earnings. In addition, we will incur additional costs if we need to redesign our product offerings. The occurrence of any of these events may also have a negative effect on our brand name if customers believe we are unable to offer relevant styles. We may respond by further increasing mark-downs or introducing marketing promotions, which would further decrease our gross margins and net income.

Risks Relating to Our Business

If we cannot revitalize the Eddie Bauer brand, our business will be adversely impacted.

Our net merchandise sales have declined during the last several fiscal years, from $1.6 billion in fiscal 2000 to $1.0 billion in fiscal 2006. In addition, comparable store sales have also decreased in 23 of the 28 quarters since the beginning of fiscal 2000. Our customer database has also decreased, from approximately 8.9 million customers at the end of fiscal 2000 to approximately 8.0 million customers as of December 30, 2006. We have taken, and intend to take, several strategic, operational and management actions designed to reconnect with our customers and revitalize Eddie Bauer as a premium quality brand. However, we cannot assure you that the changes we have made, or the additional actions we are taking or intend to take, will be successful. For example:

•	our attempt to revitalize the brand by offering a more current and updated look may result in confusion among existing customers;

•	our desire to attract additional female customers may result in the loss of existing male customers;

•	our desire to attract new customers with more current and updated product offerings may result in the loss of some existing customers;

•	our addition of higher priced classifications may drive away existing customers and may not attract new customers;

•	our efforts to increase traffic and sales in our retail stores may not be cost effective; or

•	our marketing efforts to promote our revitalized brand may not be effective.

If we cannot successfully revitalize the Eddie Bauer brand, or if the revitalization takes longer than anticipated, our business and our financial condition and results of operations will be adversely impacted. The results of the Fall/Holiday 2005 and the first three quarters of fiscal 2006 did not meet management expectations and indicated that our customers did not respond positively to all of the changes we made to our product offerings in our 2005 Fall/Holiday line. Compared to the same quarter in the prior year, net merchandise sales for the third and fourth quarters of fiscal 2005 were down $18.3 million and $29.5 million, respectively, or approximately 8.2% and 7.6%, respectively, and comparable store sales declined by 4.3% and 7.1%, respectively. Results for the first three quarters of fiscal 2006 had declines in net merchandise sales of $26.0 million, $17.8 million and $5.4 million, respectively, or approximately 12.6%, 7.7% and 2.7%, respectively. Comparable store sales also declined approximately 10.0%, 5.9% and 1.5% in the first, second and third quarters of fiscal 2006 compared to the same periods in the prior year. The decrease in net merchandise sales and a $77.6 million increase in impairment charges, resulted in an increase in our operating loss of $141.8 million for fiscal 2006 compared with the prior year. If customer purchases continue to lag behind our expectations, we may continue to experience decreased net merchandise sales, negative comparable store sales and higher operating losses.

We face numerous challenges as a result of our involvement in the Spiegel bankruptcy process which, if not addressed, could have a material adverse effect on our business.

Our primary operating subsidiary, Eddie Bauer, Inc., was previously owned by Spiegel, Inc. (“Spiegel”). In March 2003, Spiegel, together with 19 of its subsidiaries and affiliates, including Eddie Bauer, Inc., filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. In June 2005, we emerged from bankruptcy as a stand-alone company for the first time in 34 years pursuant to an Amended Joint Plan of Reorganization relating to the bankruptcy (the “Plan of Reorganization”) which became effective on June 21, 2005. As a result of our involvement in the Spiegel bankruptcy proceedings, we were required to take actions that we might not otherwise have taken as a stand-alone company, including:

•	distributing a significant portion of our cash flow and the proceeds of the $300 million senior secured term loan (the “Existing Term Loan”) to the creditors of Spiegel, instead of reinvesting that capital in our business and infrastructure during the bankruptcy process;

•	borrowing significant amounts (including $300 million under our senior secured loan and amounts from time to time under our senior secured credit facility of up to $150 million) and as a result becoming subject to the restrictions and limitations imposed by the lenders under our financing facilities;

•	limiting capital expenditures and investment into the infrastructure and growth of our company;

•	focusing on short term cash flow and operating income rather than long term sustainability of our company;

•	assuming ongoing obligations, equal to approximately $17 million, associated with Spiegel’s former pension and other retirement plans;

•	assuming the obligations of Spiegel and its subsidiaries to indemnify officers or employees for liability associated with their service;

•	selling and subsequently leasing back our corporate headquarters;

•	allocating substantial management resources to participating in the bankruptcy proceedings; and

•	inheriting facilities that were not optimally suited for our operations and, as a result, having to sell, streamline, consolidate or relocate some of these facilities.

We have been operating as a stand-alone entity for a limited period of time and face additional costs and risks as a result. We must continue to streamline the back-end distribution and logistics operations we inherited and reduce costs throughout our organization. We are still in the process of integrating our personnel, systems and operations, and we must do so while being subject to the constraints imposed on us as a result of the bankruptcy process. If we are unable to do so successfully, our business, financial condition and results of operations could be harmed.

Management’s attention may be diverted from operations while establishing post-emergence infrastructure.

Our senior management team has devoted substantial efforts to guide the company through the bankruptcy reorganization and its subsequent emergence. We anticipate that management will need to continue to dedicate a substantial portion of time to establishing an adequate operating and public company infrastructure in the near term since Eddie Bauer has not been an independent company since 1971. If management’s attention is diverted too much from operational issues facing our business as a result of infrastructure or post-bankruptcy related responsibilities, management may not be able to devote sufficient time to revitalize the brand and our results of operations may suffer.

If our management team cannot integrate effectively or if we cannot attract and retain qualified senior and middle management and associates, our business will be adversely affected.

Most of the members of our senior management team have been in place for less than three years. Our chief executive officer resigned in February 2007 and we are currently operating with an interim chief executive officer until we hire a replacement. Additionally, our general counsel has been in this position with us for approximately two years, our chief merchandising officer and head of design joined us in the Summer of 2004 and we are currently operating without a permanent chief financial officer. In addition, several other key positions are open, such as chief operating officer, chief marketing officer, senior vice president of human resources and vice president of direct. Our success will depend to a significant extent on our ability to attract qualified individuals to our leadership team and to retain the services of members of our senior management team in the long term through attractive incentive arrangements. Competition for qualified personnel is intense. We may not be able to retain current employees or attract new employees due to uncertainty relating to our business as a result of our recent emergence from bankruptcy and uncertainty concerning our pursuit of strategic alternatives and the recent stockholder vote regarding the proposed merger. The loss, for any reason, of the services of these individuals or the failure to attract and retain additional members of our management team could have a material adverse effect on us.

Our success also depends on our ability to hire, motivate and retain other qualified associates who reflect and enhance our customer-service oriented culture, including our store managers, sales associates and staff at our call centers. If we are unable to hire and keep enough qualified associates, especially during our peak season, our customer service levels and our business, financial condition and results of operations may be hurt.

We have determined that we have material weaknesses in our internal control over financial reporting. Our disclosure controls and procedures and internal control over financial reporting may not be effective in future periods, as a result of existing or subsequently identified material weaknesses in internal control over financial reporting.

We will not be subject to the SEC rules adopted pursuant to Section 404 of the Sarbanes-Oxley Act requiring public companies to include a report of management on the company’s internal control over financial reporting until our annual report on Form 10-K for our fiscal year ending December 29, 2007. Accordingly, management has not performed the assessment required by Section 404 and the SEC’s rules and regulations implementing such section. “Internal control over financial reporting” is the process designed by a company’s senior management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

However, in preparing our financial statements as a stand-alone company since June 21, 2005, management identified several material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Subsequent to our original Form 10 filing in December 2005, which was withdrawn on January 25, 2006, we identified several additional errors in our financial statements. In January 2007 we publicly announced that in the course of preparing our fiscal 2006 financial statements, we identified errors in our tax accounting for 2005 and prior years relating to the determination of deferred tax assets and goodwill on our balance sheet arising from the treatment of leasehold improvements. The errors announced in January 2007 were ultimately determined to be immaterial and have been corrected in the fiscal 2006 financial statements contained in our annual report on Form 10-K for the fiscal year ended December 30, 2006. Both sets of errors originally went undetected due to insufficient technical in-house expertise necessary to provide a sufficiently rigorous review.

Areas in which weaknesses have been identified include the lack of sufficient controls to ensure adequate analysis and documentation regarding the application of numerous “fresh-start” accounting adjustments, including valuation of tangible and intangible assets and leases and assumption of employee benefit plan liabilities. In addition, a number of issues arose related to accounting for income taxes, including the development of the tax provision, accounting for NOLs and related valuation allowances, and identification and classification of deferred tax assets and liabilities. Several clerical and technical accounting errors, applicable to current and prior periods, were also identified pertaining to accounting for landlord incentives and deferred rent liability, hedge accounting for interest rate swaps and classification of activity in the cash flows statement. In addition, our reliance upon manual closing and reconciliation systems and a lack of timely and sufficient financial statement account reconciliation and analysis have been identified as material weaknesses. As of December 30, 2006, staffing with adequate technical expertise was not in place to support our ongoing accounting and reporting requirements for a public reporting company. We expect that the challenges associated with recruiting appropriately qualified personnel and implementing improved processes and procedures will take approximately six to 12 months and may be further complicated by our difficulties in hiring senior and middle management employees. As a result, we do not expect to be in a position to report that such weaknesses will be remediated before the end of 2007.

In conjunction with our preparation work for compliance with Section 404 of the Sarbanes-Oxley Act, management has identified control deficiencies pertaining to the security administration of various automated business applications which could potentially impact internal control over financial reporting. These relate primarily to granting and tracking access to our accounting and merchandising systems. Management is still in the process of assessing, evaluating and testing these deficiencies. If these issues are not remediated in a timely manner, these deficiencies, along with other deficiencies that may be identified during the remainder of our review and testing of internal control over financial reporting, may collectively be considered a material weakness.

Accordingly management has concluded that our internal control over financial reporting was not effective as of and for the periods ended December 30, 2006, December 31, 2005 and July 2, 2005 (the fresh-start balance sheet date). To address the material weaknesses, we performed additional analysis and other post-closing procedures and retained additional external resources with extensive public company reporting expertise in order to prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States.

We will need to continue to divert significant resources to address our currently known weaknesses. If we are unable to adequately remediate our currently known weaknesses or if we identify additional weaknesses, investors could lose confidence in the accuracy and reliability of our financial statements, which would cause the market price of our stock to decline and could lead to stockholder litigation.

If we are not successful in improving profitability of our retail stores, our business will be adversely affected.

The growth of sales in our stores is significantly dependent on our ability to operate stores in desirable locations with capital investments and lease costs that allow us to earn a reasonable return. Desirable locations and configurations may not be available to us at all or at reasonable costs.

Our success will also depend on our ability to improve the profitability of our retail stores, which will require us to:

•	offer relevant products to our customers;

•	avoid construction delays and cost overruns in connection with the build-out of new stores;

•	close underperforming stores in a rational manner, such as upon their natural lease expirations;

•	adjust the average size of our existing stores to a more cost-efficient size; and

•	generate sufficient average sales per square foot in the stores we wish to keep open, to prevent a landlord exercising its contractual right to terminate the lease early if the store does not perform well.

If we cannot negotiate leases on reasonable terms, our business would be adversely affected.

Substantially all of our store locations are leased from landlords in regional malls and lifestyle centers and in metropolitan areas. As a result, each year, a portion of the locations under lease is due for renewal or renegotiation. In addition, we close a certain number of our store locations and lease new locations each year. Landlords typically evaluate the creditworthiness of a tenant and the expected sales volume of the store location in connection with the negotiation of lease terms. Continued weakening of our financial performance or financial profile, including our sales per square foot, or potential covenant defaults on our debt instruments could ultimately lead landlords to conclude that we do not meet their criteria for risk and return, and result in our inability to negotiate leases on reasonable terms or at all. In addition, we must be able to renew our existing store leases on terms that meet our financial targets. Due to the need to terminate or renegotiate a number of leases during the bankruptcy proceeding, our relationships with significant landlords may have been damaged, which may result in additional difficulty in leasing appropriate space. Our failure to secure favorable lease terms generally and upon renewal could hurt our business, financial condition and results of operations.

We depend on a high volume of mall traffic, the lack of which would hurt our business.

Many of our stores are located in shopping malls. Sales at these stores are derived, in part, from the volume of traffic in those malls. Our stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of our stores and the continuing popularity of the malls as shopping destinations. Traffic in malls where we have stores may be adversely affected by regional economic downturns, the closing of anchor tenants and competition from non-mall retailers and other malls where we do not have stores. In addition, a decline in the desirability of the shopping environment of a particular mall, or a decline in the popularity of mall shopping generally among our customers, would hurt our business, financial condition and results of operations.

If our catalogs are not successful, it could adversely affect both of our sales channels.

The success of our catalogs is a key factor in our efforts to revitalize our brand, as we believe the catalogs reinforce our brand image and drive sales across the retail and direct channels. If we are unable to continue to attract customers to our catalogs by providing them with appealing and extensive product offerings, our business, financial condition and results of operations may suffer.

Factors that may impact our ability to maintain and grow our catalog sales include:

•	customer acceptance of our catalog presentations;

•	increases in paper and printing costs, postage rates and other costs relating to our catalog mailings;

•	a failure in the timing of catalog deliveries;

•	the implementation of government-mandated return policies that would require us to pay for all returns;

•	our inability to adequately replenish our customer database, which has decreased in each of the last several years, primarily due to the loss of customers who were private-label credit card holders in connection with the liquidation of First Consumers National Bank, which was a special-purpose bank of Spiegel that offered private-label credit cards imprinted with an Eddie Bauer, Newport News or Spiegel logo to qualifying customers; and

•	the accuracy, breadth and depth of the information contained in our customer database so we can correctly analyze our mailing lists and maximize our customer targeting efforts.

In addition, catalog sales may decline as a result of customers switching from catalog purchases to Internet purchases. Our catalog sales may also be affected since, unlike some of our catalog competitors, we collect a sales tax on catalog sales.

Our website operations may not be successful, which could adversely affect our business.

The success of our websites is subject to risks and uncertainties associated with the Internet, including changing customer preferences and buying trends relating to Internet usage, changes in required technology interfaces, increasing costs of placing advertisements and keywords online, website downtime and other technical failures, changes in applicable U.S. and foreign regulation, security breaches and consumer privacy concerns. Our failure to successfully respond to these risks and uncertainties might hurt our website sales and damage our brand’s reputation. Internet sales may also be affected since, unlike some of our online competitors, we collect a sales tax on Internet sales.

Our processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

Our collection and processing of transactions through our websites require us to receive and store a large volume of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. Our business, financial condition and results of operations could be adversely affected if the laws and regulations are expanded, implemented or interpreted to require changes to our business practices and methods of data collection.

As personal and legal issues relating to privacy and data protection become more sensitive, we may become exposed to potential liabilities with respect to the data we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction to such developments.

We may be subject to significant liability should the consumption of any of our products cause injury or death.

The sale of casual sportswear and accessories involves the risk of injury to consumers. If the use of any of our products causes, or is alleged to have caused, an injury we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused injury or death could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount that we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

Under certain circumstances, we may be required to recall products, leading to a material adverse effect on our business. Even if a situation does not necessitate a recall, product liability claims might be asserted against us. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

There is no assurance that our royalty stream from licensing arrangements will continue in the future.

We are currently a party to licensing agreements with third parties for the manufacture, distribution and sale of merchandise carrying the Eddie Bauer brand name. These third-party licensees may not perform under the terms of the licensing agreements. In addition, some of our licensing agreements will expire by their terms over the next several years. We cannot assure that we will be successful in negotiating and entering into either extensions of existing agreements or new licensing agreements with suitable third parties on economically favorable terms. In addition, any downturn in the business or reputation of our licensees could in turn reduce sales of our licensed products. While our licensees are responsible for all quality control procedures on our licensed products, we cannot assure that our reputation will not be harmed as a result of any product liability claim in the future. Any such claim could divert management attention and result in significant costs to us. The occurrence of any one or more of these events could adversely affect our Eddie Bauer brand revitalization initiatives and thus our business, operating results and financial condition.

Further, our licensing arrangements provide us with relatively high margins because we incur relatively few expenses in connection with them. As a result, any decrease in our royalty revenue will adversely affect our net income directly.

We rely on one sourcing agent for a substantial majority of our sourcing needs.

In 2006, on a purchase value basis, we sourced approximately 84% of our products through Eddie Bauer International, Ltd. (“EBI”). Our sourcing agreement with EBI is on a commission basis and is automatically renewed each year unless terminated by either party upon one year written notice. If the agreement with EBI were terminated or if the terms of the agreement were modified substantially and we did not find an appropriate replacement in a timely manner and on reasonable terms, or if we were unable to transition the EBI functions in-house in a cost-effective manner, we could experience shortages or delays in receipt of our merchandise, higher costs and quality control issues. Any of these events could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our competitors may perform all or a larger portion of their sourcing functions in-house, and, as a result, have lower sourcing costs than we do.

We outsource the manufacturing of our products to vendors outside the United States. As a result, we may have difficulty securing production sources that meet our requirements. We also are subject to a variety of risks associated with doing business abroad.

We use independent vendors to manufacture our products and depend on these vendors to maintain adequate financial resources, secure a sufficient supply of raw materials and maintain manufacturing capacity to meet our pricing, quality and demand requirements. We do not maintain long-term contracts with our vendors. If we are unable to locate quality vendors and foster stable relationships with them, this could have a material adverse effect on our business, financial condition and results of operations. In addition, as vendors receive increased orders from us and/or other retailers, we may experience delays in receiving our products or quality control issues. We also anticipate reducing the number of vendors and countries from which we source, which may make it more difficult to meet our performance, quality and cost requirements and will cause us to become more dependent upon a smaller number of vendors.

Importing from foreign suppliers also requires us to order products in advance to account for transportation time. We currently order products approximately six months prior to the time the product is available to our customers. We may have to hold goods in inventory and sell them at lower margins if we overestimate customer demand or if customer preferences change. If we underestimate customer demand, we may miss sales opportunities. In addition, this lead time also makes it difficult for us to adjust to changes in customer preferences subsequent to our orders. Finally, if quality control inspectors detect a defect, delivery of our products may be delayed, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is also subject to a variety of other risks generally associated with doing business abroad, such as political and financial instability, currency and exchange risks, disruption of imports by labor disputes and local business practices, health concerns regarding infectious diseases in countries in which our merchandise is produced, adverse weather conditions or natural disasters, acts of war or terrorism in the United States or worldwide, to the extent these acts affect the production, shipment, receipt of or demand for merchandise. Our future performance will be subject to these factors, which are beyond our control, and these factors could materially hurt our business, financial condition and results of operations.

Increased energy prices may increase our sourcing and shipping costs.

Energy prices have risen substantially over the past few years and may continue to rise due to tight supplies, political unrest in oil producing regions or other factors. If our shipping or sourcing partners pass these increases on to us, our costs of goods will increase. If we are unable to increase our product and shipping prices, as applicable, to cover these additional costs, our operating results and financial condition will be adversely impacted.

Any disruption in our transportation delivery chain could delay shipments to our stores and to our customers.

We rely on third parties for each step of our transportation delivery chain to deliver our products on time. If any step in the chain becomes unavailable or is delayed, we would have to find a replacement. We may incur additional costs and could experience a delay in delivering our products to our stores and to our customers. We have experienced such issues in the past. For example, we began receiving overseas shipments into the ports of Tacoma/Seattle because we experienced lengthy delays using the port of Los Angeles. In addition, in 2002, a West Coast longshoremen’s strike significantly delayed delivery of our products to our distribution center in Groveport, Ohio. Also, from time to time labor disputes regarding pilots employed by UPS have occurred, which have threatened our ability to deliver expedited packages in the event of a work stoppage. Finally, inclement weather, other natural disasters or acts of terrorism may cause unexpected delays in our transportation delivery chain. Any inability to deliver products on time could undermine customer confidence in us and have a material adverse effect on our business, financial condition and results of operations.

A significant disruption in back-end operations could adversely affect our business.

As part of the Spiegel bankruptcy process, we transitioned our back-end operations, including our information technology systems, logistics and distribution and customer call centers to support our business on a stand-alone basis. The systems, networks, facilities and other infrastructure associated with these back-end functions were originally designed to support multiple Spiegel merchant divisions, and we continue to be in the process of streamlining these operations to make them more appropriate for our business as a stand-alone entity. In addition, some of these systems, particularly relating to information technology, are dated and are an amalgamation of multiple applications, rather than one overarching state-of-the-art system. If we are unable to effectively streamline these systems and update them where necessary, this could have a material adverse effect on our business, financial condition and results of operations.

In addition, any significant interruption in our back-end operations resulting from systems failures, associate grievances, natural disasters, inclement weather, accidents or other unforeseen events could lead to delays or other lapses in service relating to the distribution of merchandise to our stores and to our customers, or in the processing of returns from our customers. If our current back-end operations cannot handle a significant increase in transaction volume, we may experience inaccuracy in processing orders or delays in delivering orders. Any delays or lapses in service could have a material adverse effect on our business, financial condition and results of operations.

Our financial condition and results of operations may be adversely affected by our joint venture partners’ inability to market and sell merchandise and operate our joint ventures effectively.

We provide our joint venture partners in Germany and Japan with access to our designs, sourcing network, marketing materials, catalog photography, page layouts and general operational knowledge. We do not directly manage or control the sales, marketing or operational aspects of our joint venture partners. Our financial condition and results of operations may be adversely affected by our joint venture partners’ inability to market and sell merchandise and operate the joint venture effectively and in a manner consistent with our business plans. We also are subject to foreign currency exchange risk as our joint ventures submit payment to us in their respective local currencies and we convert to U.S. dollars at a daily rate upon payment. Our Eddie Bauer Germany joint venture has experienced weakness in its retail stores operation, and in January 2007 made the decision to close all of its retail stores. It is anticipated that all Eddie Bauer Germany retail stores will be closed by August 2007. We anticipate recording equity losses of approximately $2.5 million in the first quarter of fiscal 2007 related to our proportionate share of the store closing costs.

If we cannot protect our trademarks and other proprietary intellectual property rights, our business may be adversely affected.

We use many trademarks and product designs in our business. As appropriate, we rely on the trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs. We believe these trademarks and product designs are important to our competitive position and success. Third parties may sue us for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than we do to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend the litigation. Moreover, if the party claiming infringement were to prevail, we could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

Additionally, we may experience difficulty in effectively limiting unauthorized use of our trademarks and product designs worldwide. Unauthorized use of our trademarks or other proprietary rights may cause significant damage to our brand name and our ability to effectively represent ourselves to our agents, suppliers, vendors, licensees and/or customers. While we intend to enforce our trademark and other proprietary rights, there can be no assurance that we are adequately protected in all countries or that we will prevail when defending our trademark and proprietary rights.

If our independent vendors do not use ethical business practices or comply with applicable laws and regulations, our business and our reputation could be harmed.

While our Global Labor Practices Program and our vendor operating guidelines promote ethical business practices, we do not control our independent vendors or their business practices. Accordingly, we cannot guarantee their compliance with our guidelines.

Violation of labor or other laws by our vendors, or the divergence of a vendor’s labor practices from those generally accepted as ethical in the United States could materially hurt our business, financial condition and results of operations if, as a result of such violation, we were to incur substantial liability or attract negative publicity damaging to our reputation. Our business might also be harmed if we ceased our relationship with that vendor and were unable to find another vendor to produce goods on equally favorable terms.

Unseasonable or severe weather conditions may adversely impact our net merchandise sales and our operating results.

Our business is adversely affected by unseasonal weather conditions. Sales of our outerwear and sweaters are dependent in part on the weather and may decline in years in which weather conditions do not favor the use of these products. Further, sales of our Spring and Summer products, which traditionally consist of lighter clothing, are adversely impacted by cool or wet weather. In addition, severe weather events, such as hurricanes, blizzards and floods typically lead to temporarily reduced traffic at malls where most of our stores are located. Severe weather events have and will continue to impact our ability to supply our stores from our central distribution facility, deliver orders to our customers and staff our stores and call centers. Periods of unseasonably warm weather in the Fall or Winter or unseasonably cold or wet weather in the Spring or severe weather events could have a material adverse effect on our results of operations and financial condition.

Risks Relating to Our Financial Condition and Results of Operations

Any failure to refinance our Existing Term Loan in a timely manner or on favorable terms may adversely affect our financial condition or cash flows.

We anticipate that we will not be able to meet the financial covenants contained in the Existing Term Loan Agreement governing our Existing Term Loan during 2007, potentially as early as the first quarter of 2007. As a result, we will be required to refinance our Existing Term Loan or obtain waivers to applicable covenants. We have engaged J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. and Goldman Sachs Credit Partners L.P. as arrangers and are in active discussions with the arrangers to refinance our Existing Term Loan with proceeds from a new term loan and junior capital which we expect to be the notes offered hereby, and we expect to complete the transaction in April 2007. We refer to this transaction as the refinancing or amendment and restatement of the Existing Term Loan Agreement. However, we have not entered into any definitive arrangements to amend and restate the Existing Term Loan Agreement and cannot give any assurance that we will successfully complete the refinancing. In connection with the refinancing, we will also request an amendment to our revolving credit facility. If we are unable to successfully complete the refinancing or amend the revolving credit facility we will likely breach the financial covenants in our term loan credit agreement and may not be able to satisfy our obligations thereunder. As a result, our outstanding obligations under the Existing Term Loan Agreement could be accelerated and become immediately due and payable. In addition, an event of default would occur under our revolving credit facility and amounts thereunder could also become immediately due and payable. We would then be required to search for alternative financing, which may not be available on acceptable terms, if at all. If we are not able to refinance our Existing Term Loan on favorable terms, existing stockholders may suffer dilution and we may become subject to more stringent covenants that could further restrict our flexibility and ability to invest in our brand and infrastructure. In addition, if we are not able to refinance our Existing Term Loan, the lenders under our current credit agreements would be entitled to exercise remedies, including foreclosure on our assets that serve as collateral under the facilities (real estate, trademarks, inventory, account receivables and potentially all other assets). In that event, those lenders would be entitled to be repaid in full from the proceeds of the liquidations of those assets, which could result in our assets being entirely or severely diminished, which would materially and adversely affect the price of our common stock. Alternatively, we may choose to file for bankruptcy protection, which would also materially and adversely affect the price of our common stock.

Our independent registered public accountants have included an explanatory paragraph in their report for our fiscal year ended December 30, 2006 with respect to our ability to continue as a going concern.

Due to the fact that we anticipate not being able to meet the financial covenants contained in the Existing Term Loan Agreement during 2007, our independent registered public accountants have included an explanatory paragraph in their report for our fiscal year ended December 30, 2006 with respect to our ability to continue as a going concern. This explanatory paragraph and any future breach of the financial covenants, if not cured or waived within the required period of time, would result in a violation of the covenants governing our Existing Term Loan and our revolving credit facility and may negatively affect our stock price and our capital-raising efforts. Any such breach of our loan covenants could result in the loss of our ability to borrow additional funds under our revolving credit facility and the acceleration of amounts due under our loan agreements. We are in active discussions with our revolving credit facility lenders regarding a waiver of this default, but we cannot give any assurance that we will be able to obtain the waiver. In addition, the inclusion of the explanatory paragraph regarding our ability to continue as a going concern gives the counterparty in one of our material contracts regarding our private label credit card program the right to immediately terminate such contract. We have received a waiver under this contract from the counterparty which provides us until May 31, 2007 to provide an updated report from our independent registered public accountants without an explanatory paragraph with respect to our ability to continue as a going concern. Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. A termination of one or more of our material contracts could result in additional costs and may negatively impact our results of operations and financial condition.

If our net operating loss carryforwards become unavailable or limited in the future, we may be obligated to pay income tax in excess of amounts retained with respect to the securitization note.

In connection with our emergence from bankruptcy we issued a non-recourse promissory obligation to a liquidating trust established for the benefit of the creditors of Spiegel, pursuant to which we are obligated to pay the creditors’ trust 90% of any proceeds (as defined in the obligation) received by Spiegel Acceptance Corporation and Financial Services Acceptance Corporation in respect of securitization interests held by either entity in certain pre-petition securitization transactions to which Spiegel and its subsidiaries were a party. As a result of this arrangement, we are taxed on 100% of the proceeds we receive from Spiegel Acceptance Corporation and Financial Services Acceptance Corporation (which are former Spiegel entities acquired by us as part of the Plan of Reorganization) in respect of the securitization interest, but are only entitled to retain 10% of the amounts received. As a result, to the extent that we receive proceeds, the arrangement reduces the amount of net operating loss carryforwards that are available to offset income from other sources. In addition, if our net operating loss carryforwards become unavailable or are limited in the future, including through a change of control, the amount of taxes due on the 100% of proceeds we receive likely would exceed the 10% of proceeds we are entitled to retain and would reduce our cash flow.

Our reorganization valuation was based in part on estimates of future performance. If actual results do not meet or exceed the projections in our long term plan, we could experience additional impairment charges that could adversely affect our operating results.

Our financial statements reflect the adoption of fresh start accounting under American Institute of Certified Public Accountants Statement of Position 90-7, or SOP 90-7. Fresh start accounting principles provided, among other things, that we determined the reorganization value of our company and allocated such reorganization value to the fair value of our tangible assets, finite-lived intangible assets and indefinite-lived intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) as of our emergence from bankruptcy. An independent third party appraisal firm was engaged to assist us in determining our reorganization value. As of our fresh start reporting date, we recorded goodwill and trademark intangible assets of $220.5 million and $225.0 million, respectively.

Although we allocated our reorganization value among our assets in accordance with SFAS No. 141, our allocations were based on estimates and assumptions that may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. If these results are not achieved, the resulting values could be materially different from our estimates, which could cause us to write down the value of our assets and record impairment charges which could make our earnings volatile. During the fourth quarter of 2005, in conjunction with our annual impairment reviews as required under SFAS No. 142, we recognized an impairment loss of $40.0 million related to our trademarks. The decline in the fair value of our trademarks between our fresh start reporting date and December 31, 2005 was due principally to decreases in our projected revenues. Additionally, in the third quarter of fiscal 2006 we completed impairment tests for our indefinite-lived intangible assets, including our goodwill and trademarks. As a result we recorded an impairment charge of $117.6 million related to our goodwill. The decline in our fair value since our fresh start reporting date was due principally to the lower than projected revenues and gross margins.

We could experience additional impairment charges in future periods if our assumptions and projections within our long-range plans are not achieved.

Our substantial amount of debt may limit the cash flow available for our operations and place us at a competitive disadvantage.

In connection with the Plan of Reorganization, we and our subsidiaries entered into the $300 million senior secured term loan agreement and a $150 million senior secured revolving credit facility. We anticipate that the covenants and restrictions governing the Existing Term Loan will be substantially incorporated into the amendment and restatement of the Existing Term Loan Agreement that we are negotiating to refinance our Existing Term Loan. As a result, we have, and will continue to have after this offering and the refinancing of the Existing Term Loan, a substantial amount of debt. Our level of debt:

•	requires us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt (currently 50% of our excess cash flow must be used to reduce our outstanding obligations under the Existing Term Loan Agreement on an annual basis), which reduces our funds available for working capital, capital expenditures and other general corporate purposes, and may also prevent us from taking advantage of business opportunities as they arise or successfully carrying out expansion plans, if any;

•	may result in higher interest expense if interest rates increase on our floating rate borrowings;

•	limits our flexibility in planning for or reacting to, and heighten our vulnerability to, changes or downturns in our business, the industry or in the general economy; and

•	limits our ability to pay future dividends.

In addition, the terms of our debt contain various restrictive covenants that limit our ability to, among other things:

•	incur additional debt;

•	grant liens;

•	dispose of certain property;

•	make certain capital expenditures; and

•	engage in sale-leaseback transactions and transactions with affiliates.

We are also required to meet a fixed charge coverage ratio and a leverage ratio under our term loan and, if certain availability thresholds are not met, a fixed charge coverage ratio under our revolving credit facility. These restrictions and covenants inhibit our operational flexibility and restrict or prohibit our ability to take actions that could be beneficial to the holders of our securities. This may place us at a competitive disadvantage to our competitors who may not be subject to similar restrictions.

We experience fluctuations in our quarterly comparable store sales.

The success of our business depends, in part, upon our ability to increase sales at our existing stores. Our comparable store sales have fluctuated over most quarters in the past three years, and we expect that they will continue to do so in the future. Since fiscal 2002, our quarterly comparable store sales have ranged from a decrease of 17.1% in the first quarter of fiscal 2002 to an increase of 4.6% in the fourth quarter of fiscal 2006. Various factors affect our comparable store sales, including the number of stores we open and close in any period, the general retail sales environment, changes in our merchandise, competition, customer preferences, current economic conditions, energy prices, the timing of our releases of new merchandise and promotional events, the success of our marketing programs, the approach and timing of mark-down strategies, weather conditions and the overlapping of existing store sales by new stores in existing markets.

Our ability to maintain and improve our comparable store sales results depends in large part on improving our forecasting of customer demand and preferences and adjusting our inventory levels accordingly, increasing the number of transactions in each store, selecting effective marketing techniques, providing an appropriate mix of merchandise for our broad and diverse customer base and using more effective pricing strategies. Any failure to meet the comparable store sales expectations of investors and securities analysts in one or more future periods could significantly reduce the market price of our common stock.

Risks Relating to Our Common Stock

An active trading market for our common stock may not develop, and there can be no assurance as to the market price for our common stock if an active trading market develops.

While our common stock is currently quoted on the NASDAQ Global Market, we cannot assure that an active market for our common stock will develop or, if any such market does develop, that it will continue to exist. In addition, the market price for our common stock may be highly volatile. Our common stock was issued under the Plan of Reorganization to holders of pre-petition claims, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. In addition, the information we are providing in this document and other public filings and announcements may be received negatively by our stockholders or by investors who have been trading in our stock and may cause them to sell their shares, which may cause the price of our common stock to decline. In addition, it is possible that investors who have been trading in our stock have been engaging in short-selling, which could further cause the price of our common stock to decline.

The trading price of our common stock could also fluctuate due to the factors discussed in this “Risk Factors” section. The trading market for our common stock also may be influenced by the research and reports that industry or securities analysts publish about us or our industry. While there can be no assurance that any analysts will elect to cover our company, in the event that one or more of the analysts who may cover us in the future were to publish an unfavorable research report or to downgrade our stock, our stock price likely would decline. If we were to receive no analyst coverage or if one or more of analysts who may elect to cover our company were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, the stock market in general has experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

As a public company we will incur substantial additional costs to comply with securities laws, rules and regulations, including, in particular, Section 404 of the Sarbanes Oxley Act.

We have operated as a public company for a limited period of time. As a public company subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, we are required, among other things, to file periodic reports relating to our business and financial condition. In addition, beginning with our annual report for the year ending December 29, 2007, Section 404 of the Sarbanes-Oxley Act will require us to include a report with our annual report on Form 10-K that must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of that fiscal year and disclosure of any material weaknesses in internal control that we have identified. Additionally, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving compliance with Section 404 within the prescribed period will require us to incur significant costs and expend significant time and management resources. If we are unable to complete the work necessary for our management to issue its management report in a timely manner, or if we are unable to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of December 29, 2007. As a result, investors could lose confidence in our reported financial information or public filings, which could have an adverse effect on the trading price of our stock or lead to stockholders litigation. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively. The new laws, rules and regulations may also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified executive officers.

Provisions of our Certificate of Incorporation, Bylaws and Senior Officer Change in Control Compensation Benefits Plan could discourage potential acquirers and could deter or prevent a change in control.

Provisions in our certificate of incorporation, bylaws and Senior Officer Change in Control Compensation Benefits Plan, as well as Delaware corporate law, may have the effect of delaying, deferring or preventing a change in control. These provisions include:

•	our ability to issue “blank check” preferred stock;

•	provisions restricting stockholders from calling a special meeting of stockholders;

•	provisions that set forth advance notice procedures for meetings of stockholders; and

•	payments of certain bonus and severance amounts to covered employees in certain circumstances.

In addition, under our certificate of incorporation, a person or entity who seeks to acquire 4.75% or more of our outstanding common stock, or a person or entity who already is a direct or indirect 4.75% stockholder and wishes to increase its ownership, may not acquire such shares unless it has obtained the prior written consent of our board of directors until such time as these restrictions lapse, which will be January 4, 2009 at the latest. Our board may deny any such proposed transaction if it determines in its reasonable assessment that the proposed transaction could jeopardize realization of the full benefits of unrestricted use of our net operating loss carryovers.

In accordance with our certificate of incorporation, any transaction in violation of these ownership restrictions will be void so that a purported transferee will not have any ownership rights with respect to any shares acquired in excess of these ownership restrictions. Therefore, a purported transferee will not be entitled to any rights as a stockholder, including voting, dividend or distribution rights, with respect to any excess shares. In addition, Eddie Bauer has the right to demand any purported transferee of excess shares to transfer to an agent of our designation its excess shares for resale by the agent or, if the excess shares have already been sold by the purported transferee, to transfer to the agent any proceeds from the sale by the purported transferee of such excess shares. We have set up procedures that instruct our transfer agent not to transfer, without our written approval, any shares on our books and records if such transfer would violate these ownership restrictions.

These provisions may make it more difficult for other persons or entities, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock, or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. These provisions also may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Our ability to utilize our NOLs and certain other tax attributes may be limited.

As of December 30, 2006, we had NOLs of approximately $540 million for federal income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. We may experience an ownership change in the future as a result of subsequent shifts in our stock ownership, including as a result of any conversion of the notes into shares of our common stock. If we were to trigger an ownership change in the future, our ability to use any NOLs existing at that time could be limited.